WASATCH EDUCATION SYSTEMS CORPORATION

                                  87-0458433
                       (I.R.S. Employer Identification No.)

EXHIBIT INDEX:

     10.61 Acquisition Agreement dated July 1, 1996 between the Company and Wasatch Interactive Learning Corporation
     99.B4  Notice of Dissenters' Rights.
     99.B4 Dissenter's Rights Under Section 16-10a-1301 et seq. Utah Revised Business Corporation Act.